Exhibit 99.1

INTERFACE SECURITY SYSTEMS HOLDINGS, INC
Announces Capital Contribution

(January 13, 2017, Saint Louis, MO) - Interface Security Systems Holdings, Inc. (the “Company”) issued a press release announcing that Interface Master Holdings, Inc., a subsidiary of Interface Grand Master Holdings, Inc., the Company's indirect parent company, made a capital contribution of $5.1 million to the Company to be used for general corporate purposes.

About Interface: Interface is a cloud-based managed security services company headquartered in St. Louis, Missouri. Interface manages a broad range of secure, IP-based security solutions for retail, hospitality and small business customers as well as remote interactive video surveillance. Interface operates two UL Approved 5-Diamond CSAA Certified Secure Operations Centers and a nationwide service delivery infrastructure. Interface is a portfolio company of SunTx Capital Partners. For more information on Interface, visit www.interfacesystems.com.

About SunTx Capital Partners: SunTx Capital Partners, LP (SunTx), is a Dallas, TX based private equity firm that invests in middle market manufacturing, distribution and service companies. SunTx specializes in supporting talented management teams in industries where SunTx can apply its operational experience and financial expertise to build leading middle-market companies with operations typically in the Sun Belt region of the United States. The capital committed by SunTx comes from the principals of SunTx, as well as from institutional investors, including leading university endowments and corporate and public pension funds. More information about SunTx can be found at www.suntx.com.

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Media Contacts:
Ryan Livesay VP Marketing and Business Development Interface Security Systems (314) 595.0117 ryan.livesay@interfacesystems.com	Daniel Yunger / Ethan Lyle SunTx Capital Partners Kekst (212) 521-4800 daniel.yunger@kekst.com ethan.lyle@kekst.com

Investor Relations Contact:
Heather Helm Director of Financial Reporting and Investor Relations Interface Security Systems (314) 595.0117 heather.helm@interfacesystems.com